Exhibit 99.1

FOR IMMEDIATE RELEASE
November 3, 2009
7:30 A.M. CST
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS
FOR THIRD QUARTER 2009
DALLAS – Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported pro forma earnings per share of $0.05 in the third quarter of 2009, in line with analysts’ estimates, compared to net earnings per share of $0.14 in the third quarter of 2008. Pro forma earnings per share in the third quarter of 2009 exclude a non-cash impairment charge to intangible assets. Including the non-cash impairment charge to intangible assets, the GAAP net loss per share for the third quarter of 2009 was ($1.47).
The Company also announced it is nearing the completion of an amendment to its bank credit facility, the effectiveness of which will be subject to the completion of a separate financing. The Company currently expects the amendment and separate financing to be completed and effective by the end of November.
Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “The Company’s third quarter total revenue decline of 17.7 percent was an improvement over second quarter’s revenue decline of 23 percent, and is noteworthy given the significant political and Olympics revenue generated in the third quarter of 2008. Spot revenue, excluding political, declined 16 percent in the third quarter of 2009, an improvement from the 28 percent decline experienced in the second quarter of 2009. When factoring out the Olympics impact in August of 2008, monthly percentage declines in the Company’s core local and national spot revenue have improved sequentially from May through October. The Company’s combined station and corporate operating costs decreased 9 percent in the third quarter of 2009 compared to the third quarter of 2008 due primarily to cost-saving measures implemented over the past year. The Company generated $35 million in consolidated EBITDA in the third quarter of 2009, and reduced its debt by $27 million during the quarter. Once completed, the contemplated amended credit facility will provide the Company greater capacity under the facility’s leverage and interest coverage covenants and greater flexibility for the Company going forward.”
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Belo Announces Third Quarter 2009 Results
November 3, 2009
Page Two
Third Quarter in Review
Operating Results
Total revenue decreased 17.7 percent in the third quarter of 2009 versus the third quarter of 2008. Total spot revenue, including political, was down 21.5 percent with 15 percent and 18 percent decreases in local and national spot, respectively. Third quarter 2009 revenues were affected by the soft advertising environment, particularly in the automotive category which was down 36 percent compared to the third quarter of 2008. Political revenue of $2.1 million in the third quarter of 2009 was $9.6 million lower than the third quarter of 2008. Olympics revenue totaled $9.7 million in the third quarter of 2008.
Advertising revenue associated with Belo’s Web sites decreased 7.2 percent to $7.4 million in the third quarter of 2009. Retransmission revenue totaled $10.6 million in the third quarter of 2009 and represented 7.5 percent of the Company’s total revenue for the period.
Total station expenses decreased 11 percent in the third quarter of 2009 versus the same period last year due primarily to the continued implementation of cost-saving measures.
Station EBITDA in the third quarter of 2009 was down 29 percent versus the prior year. The station EBITDA margin for the third quarter of 2009 was 31 percent compared to 36 percent in the third quarter of 2008.
The third quarter of 2009 includes a non-cash impairment charge of $242 million ($155 million, net of tax) reflecting a reduction in the fair value of the Company’s FCC licenses. The charge was determined during Belo’s quarterly impairment testing of goodwill and other intangible assets using the methodology prescribed by generally accepted accounting principles. The non-cash impairment charge will not affect Belo’s liquidity, cash flows from operating activities or debt covenants, or have an impact on the Company’s future operations.
Corporate
Corporate operating costs were $7.7 million in the third quarter of 2009 compared to $6 million in the third quarter of 2008. The increase was due primarily to higher non-cash share-based compensation expense associated with the Company’s increased stock price and a decrease in the credit to pension expense.
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Belo Announces Third Quarter 2009 Results
November 3, 2009
Page Three
Other Items
Belo’s depreciation and amortization expense increased 4.5 percent to $11.5 million in the third quarter of 2009, up from $11 million in the third quarter of 2008.
Interest expense decreased $5.5 million, or 26 percent, in the third quarter of 2009 versus the third quarter of 2008.
Other income, net, decreased $1.2 million in the third quarter of 2009 due primarily to a loss on the sale of certain non-operating assets.
Income tax expense decreased $93.2 million in the third quarter of 2009 due primarily to an $87 million tax benefit associated with the aforementioned impairment charge.
Total debt at September 30, 2009 was $1.042 billion, a reduction of $50 million from December 31, 2008. The Company’s leverage and interest coverage ratios, as defined in the Company’s bank credit facility, were 5.6 and 3.0 times, respectively, at September 30, 2009. The Company invested $1.7 million in capital expenditures in the third quarter of 2009, down from $3.6 million in the third quarter of 2008. Capital expenditures for the year are expected to be less than $10 million.
Other Matters
The Company announced today it is nearing the completion of an amendment to its bank credit facility, the effectiveness of which will be subject to the receipt of proceeds of a separate financing, which will be used to reduce the outstanding balance and commitments under its $550 million credit facility. Although Belo was in compliance with the terms of its credit facility at quarter end, the contemplated amendment is expected to allow for additional capacity under the credit facility’s leverage and interest coverage covenants and also extend the term of a portion of the commitments under the bank credit facility from June 2011 to December 2012. When finalized, the extended credit facility is expected to provide for an increase in pricing based on the Company’s leverage ratio and other modifications to the existing agreement.
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Belo Announces Third Quarter 2009 Results
November 3, 2009
Page Four
Also in September, Belo and A. H. Belo Corporation amended the tax matters agreement executed between the two companies at the time of the spin-off of A. H. Belo in 2008. The amendment allows for the carry back of A. H. Belo’s losses generated following its spin-off to Belo’s pre-spin tax returns. After the tax matters agreement was amended, Belo amended a previously filed tax return to generate a $12 million federal income tax refund. Belo will apply the refund towards A. H. Belo’s future pension obligations to the Belo-sponsored pension plan. The refund is expected to cover any 2010 contributions required from A. H. Belo.
Non-GAAP Financial Measures
A reconciliation of station EBITDA to earnings from operations, a reconciliation of cash operating costs and expenses before spin-off related costs to total operating costs and expenses, and a reconciliation of net earnings from continuing operations to pro forma net earnings from continuing operations, are set forth in an exhibit to this release.
Fourth Quarter Outlook
Regarding Belo’s outlook for the remainder of the year, Shive said, “The Company’s core local and national spot business in October 2009 finished flat with October of last year, partially as a result of the crowd-out effect on 2008 core business from political advertising. For the fourth quarter overall, we expect the percentage decline in core local and national spot business to improve from the third quarter of 2009. However, because of $35.9 million in political revenue generated in the fourth quarter of last year, the Company’s total spot revenue percentage decline in the fourth quarter of 2009 will be higher than the percentage decline experienced in the third quarter of 2009.
“Excluding spin-off related charges, full year 2009 combined station and corporate operating costs are expected to be approximately 13 percent lower than 2008, an improvement from previous guidance.”
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Belo Announces Third Quarter 2009 Results
November 3, 2009
Page Five
A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-866-233-3843. A replay line will be open from 3:00 p.m. CST on November 3, 2009 until 11:59 p.m. CST on November 17, 2009. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 119977.
About Belo Corp.
Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, impairments, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the national transition to digital television in June 2009, and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K/A.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Operating Revenues	$140,617	$170,823	$418,923	$534,619

Operating Costs and Expenses
Station salaries, wages and employee benefits	47,002	56,523	145,211	175,851
Station programming and other operating costs	49,972	52,567	147,556	156,659
Corporate operating costs	7,743	5,954	21,891	21,662
Spin-off related costs	—	—	—	4,659
Depreciation	11,520	11,025	32,279	32,233
Impairment	242,144	—	242,144	—

Total operating costs and expenses	358,381	126,069	589,081	391,064

Earnings from operations	(217,764)	44,754	(170,158)	143,555

Other income and expense
Interest expense	(15,654)	(21,188)	(45,566)	(65,427)
Other income (expense), net	(657)	543	12,907	1,616

Total other income and expense	(16,311)	(20,645)	(32,659)	(63,811)

Earnings from continuing operations before income taxes	(234,075)	24,109	(202,817)	79,744
Income taxes	(83,554)	9,672	(71,502)	49,808

Net earnings from continuing operations	(150,521)	14,437	(131,315)	29,936

Discontinued operations, net of tax	—	—	—	(4,499)

Net earnings	$(150,521)	$14,437	$(131,315)	$25,437

Net earnings per share — Basic(1)
Earnings per share from continuing operations	$(1.47)	$0.14	$(1.28)	$0.29
Loss per share from discontinued operations	—	—	—	(0.04)

Net earnings per share — Basic	$(1.47)	$0.14	$(1.28)	$0.25

Net earnings per share — Diluted(1)
Earnings per share from continuing operations	$(1.47)	$0.14	$(1.28)	$0.29
Loss per share from discontinued operations	—	—	—	(0.04)

Net earnings per share — Diluted	$(1.47)	$0.14	$(1.28)	$0.25

Cash dividends declared per share	$—	$0.15	$0.075	$0.225

(1)	Effective January 1, 2009, the Company adopted Accounting Standards Codification (ASC) 260-10 (formerly Financial Accounting Standards Board Staff Position EITF 03-6-1) which requires the Company to consider unvested share-based payment awards in its calculation of net earnings per share (EPS). This change in the calculation of EPS is retroactive and is reflected in the EPS amounts shown for 2008.

Belo Corp.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2009	2008
	(unaudited)	(restated)
Assets
Current assets
Cash and temporary cash investments	$3,277	$5,770
Accounts receivable, net	116,365	138,638
Other current assets	35,090	22,276

Total current assets	154,732	166,684

Property, plant and equipment, net	182,313	209,988
Intangible assets, net	1,149,272	1,391,416
Other assets	73,569	81,091

Total assets	$1,559,886	$1,849,179

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$13,618	$19,385
Accrued expenses	51,945	51,399
Other current liabilities	20,599	39,027

Total current liabilities	86,162	109,811

Long-term debt	1,042,470	1,092,765
Deferred income taxes	159,629	234,452
Other liabilities	220,224	225,248
Total shareholders’ equity	51,401	186,903

Total liabilities and shareholders’ equity	$1,559,886	$1,849,179

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2009	2008	2009	2008

Station EBITDA (1)	$43,643	$61,733	$126,156	$202,109
Corporate operating costs	7,743	5,954	21,891	21,662
Spin-off related costs	—	—	—	4,659
Depreciation	11,520	11,025	32,279	32,233
Impairment	242,144	—	242,144	—

Earnings from operations	$(217,764)	$44,754	$(170,158)	$143,555

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Total Operating Costs and Expenses Before Spin-Off Related Costs
In thousands (unaudited)

	Three months ended September 30, 2009			Three months ended September 30, 2008
	Station	Corporate	Combined	Station	Corporate	Combined

Cash operating costs and expenses before spin-off related costs	$96,974	$7,743	$104,717	$109,090	$5,954	$115,044
Depreciation	10,637	883	11,520	9,607	1,418	11,025
Impairment charge	242,144	—	242,144	—	—	—

Total operating costs and expenses	$349,755	$8,626	$358,381	$118,697	$7,372	$126,069

	Nine months ended September 30, 2009			Nine months ended September 30, 2008
	Station	Corporate	Combined	Station	Corporate	Combined

Cash operating costs and expenses before spin-off related costs	$292,767	$21,891	$314,658	$332,510	$21,662	$354,172
Depreciation	28,507	3,772	32,279	28,220	4,013	32,233
Spin-off related costs	—	—	—	—	4,659	4,659
Impairment charge	242,144	—	242,144	—	—	—

Total operating costs and expenses	$563,418	$25,663	$589,081	$360,730	$30,334	$391,064

Belo Corp.
Non-GAAP to GAAP Reconciliations
(continued)
Pro Forma Net Earnings From Continuing Operations
In thousands (unaudited)

	Three months ended September 30, 2009		Three months ended September 30, 2008
	Earnings	EPS	Earnings	EPS

Net earnings from continuing operations	$(150,521)	$(1.47)	$14,437	$0.14
Spin-off related operating and financing costs, net of tax	—		—
Impairment charge, net of tax	155,420	1.51	—

Pro forma net earnings from continuing operations	$4,899	$0.05	$14,437	$0.14

	Nine months ended September 30, 2009		Nine months ended September 30, 2008
	Earnings	EPS	Earnings	EPS

Net earnings from continuing operations	$(131,315)	$(1.28)	$29,936	$0.29
Spin-off related operating and financing costs, net of tax	—		3,502	0.03
Gain from extinguishment of debt, net of tax	(9,131)	(0.09)	—
Spin-off related tax charge	—		18,235	0.18
Impairment charge, net of tax	155,420	1.52	—

Pro forma net earnings from continuing operations	$14,974	$0.15	$51,673	$0.51